As filed with the Securities and Exchange Commission on August 7, 2009

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOWERSTREAM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-8259086
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

55 Hammarlund Way
Middletown, Rhode Island 02842
(401) 848-5848
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2008 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN
(Full Title of the Plan)

Jeffrey M. Thompson
Chief Executive Officer
55 Hammarlund Way
Middletown, Rhode Island 02842
(401) 848-5848
 (Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:
Harvey J. Kesner, Esq.
Benjamin S. Reichel, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
Facsimile: (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐ Large accelerated filer

☐ Accelerated filer

☐ Non-accelerated filer (Do not check if smaller reporting company)

☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,000,000	$1.57(3)	$1,570,000	$87.61

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of additional shares of common stock that may be offered pursuant to the anti-dilution provisions set forth in the 2008 Non-Employee Directors Compensation Plan.

(2)	Includes 1,000,000 shares of common stock reserved for issuance under the 2008 Non-Employee Directors Compensation Plan.

(3)
Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of high and low sale prices as reported on the NASDAQ Capital Market on July 31, 2009.

EXPLANATORY NOTE

Towerstream Corporation (“Towerstream,” “we” or “us”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register shares of our common stock, $0.001 par value per share, issuable under our 2008 Non-Employee Directors Compensation Plan.

This Form S-8 includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933, as amended. The reoffer prospectus may be used for reoffers and resales of control securities (as such term is defined in General Instruction C to Form S-8) acquired pursuant to the 2008 Non-Employee Directors Compensation Plan by selling stockholders who may be deemed “affiliates” (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of Towerstream and for reoffers and resales of restricted securities (as such term is defined in General Instruction C to Form S-8) acquired pursuant to awards of restricted stock issued pursuant to the 2008 Non-Employee Directors Compensation Plan.

PART I

INFORMATION REQUIRED IN
THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information concerning the 2008 Non-Employee Directors Compensation Plan required by Item 1 of this Registration Statement on Form S-8, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in such Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Securities and Exchange Commission or its staff a copy or copies of documents included in such file. Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this prospectus) and the other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act, will be available without charge to participants in the 2008 Non-Employee Directors Compensation Plan upon written or oral request by contacting:

Towerstream Corporation
55 Hammarlund Way
Middletown, Rhode Island 02842
(401) 848-5848
Attn:  Joseph P. Hernon,
Chief Financial Officer

i

REOFFER AND RESALE PROSPECTUS

TOWERSTREAM CORPORATION

200,000 SHARES OF COMMON STOCK

This prospectus relates to the reoffer and resale by the selling stockholders of an aggregate of 200,000 shares of Towerstream common stock underlying options granted by us pursuant to our 2008 Non-Employee Directors Compensation Plan to certain of our non-employee directors as compensation for their services.

All of the shares are being reoffered and resold for the account of the selling stockholders. We will not receive any of the proceeds from the resale of these shares.

The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the NASDAQ Capital Market or such other stock market or exchange on which our common stock may be listed or quoted, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See “Plan of Distribution” starting on page 18 of this prospectus. We will bear all expenses in connection with the preparation of this prospectus.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “TWER.” The last reported sale price of our common stock on July 31, 2009, was $1.56 per share.

Our principal executive offices are located at 55 Hammarlund Way, Middletown, Rhode Island 02842 and our telephone number is (401) 848-5848.

Investing in our common stock involves risks including those that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 7, 2009.

TABLE OF CONTENTS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

(1)	Annual Report on Form 10-K for the year ended December 31, 2008, filed March 18, 2009;
(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed May 6, 2009;
(3)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed August 5, 2009;
(4)	Current Report on Form 8-K, filed May 6, 2009;
(5)	Current Report on Form 8-K, filed May 7, 2009;
(6)	Current Report on Form 8-K/A, filed May 28, 2009;
(7)	Current Report on Form 8-K, filed June 10, 2009;
(8)	Current Report on Form 8-K, filed August 5, 2009; and
(9)	Description of Common Stock in our Registration Statement on Form 8-A, filed June 6, 2007.

All documents subsequently filed with the Securities and Exchange Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors,” and our Annual Report, which is incorporated herein by reference, before making an investment decision.

The Company

Unless otherwise indicated, all references to “we,” “us” and “our” and similar terms in this prospectus refer to Towerstream Corporation and its wholly-owned subsidiaries.

We provide fixed wireless broadband services to commercial customers based on a monthly recurring revenue model. We provide customers high speed Internet access over a fixed wireless network transmitting over both regulated and unregulated radio spectrum.  Our service supports bandwidth on demand, wireless redundancy, virtual private networks (“VPNs”), disaster recovery, bundled data and video services. We provide service to approximately 1,600 business customers in New York City, Boston, Chicago, Los Angeles, San Francisco, Seattle, Miami, Dallas-Fort Worth, Providence and Newport, Rhode Island.

We tailor our service offerings to satisfy customer needs based principally upon size. We offer customers bandwidth connections ranging from 0.5 megabits per second up to 1 gigabit per second. As companies grow, they can increase their bandwidth at any time in a variety of bits per second increments, usually without additional installation or equipment charges. Furthermore, regardless of business size and connection package, we guarantee uptime, latency and throughput by offering customers technical credits against their bill for periods of down time.

Our principal executive offices are located at 55 Hammarlund Way, Middletown, Rhode Island 02842.  Our telephone number is (401) 848-5848.  Our Internet address is www.towerstream.com . Information on, or accessible through, our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

Our Networks

We establish proprietary wireless networks in each of the markets we serve by installing antennae on towers, building rooftops or other structures to send and receive wireless signals. We connect the customer to our “Wireless Ring in the Sky” which has no single point of failure. This ring is fed by multiple lead Internet providers located at opposite ends of our service cities. We believe that we are the only wireless broadband provider that offers true separate egress for true redundancy. For new markets we enter, after installing our wireless base stations and establishing our wireless ring, we generally can activate new customers within two to seven business days of receiving an order. Our coverage area can be accessed by customers within approximately 10 miles of our installed base stations, depending upon location and line of sight access.

Market Coverage

We intend to grow our business by deploying our service more broadly and seeking to rapidly increase our customer base. We intend to deploy our wireless broadband network broadly both in terms of geography and categories of commercial and business customers. We intend to increase the number of geographic markets we serve, taking advantage of a staged roll-out model to deploy our services throughout major additional United States markets. We also plan to service a wide range of commercial customers, from small businesses to large enterprises.

We determine which geographic markets to enter by assessing a number of criteria in four broad categories. First, we evaluate our ability to deploy our service in a given market, taking into consideration our spectrum position, the availability of towers and zoning constraints. Second, we assess the market by evaluating the number of competitors, existing price points, demographic characteristics and distribution channels. Third, we evaluate the economic potential of the market, focusing on our forecasts of revenue growth opportunities and capital requirements. Finally, we look at market clustering opportunities and other cost efficiencies that might be realized. Based on this approach, as of June 30, 2009, we offered wireless broadband connectivity in nine markets covering over 50% of small and medium business (5 to 249 employees) in the top 20 metropolitan statistical areas.

We believe there are significant market opportunities beyond the nine markets in which we are currently offering our services.  Our long term plan is to expand nationally into other top metropolitan markets in the United States.  However, given the difficult economic environment existing at the end of 2008 and continuing into the beginning of 2009, we intend to focus our resources on strengthening our market coverage in our existing markets.  We believe there are significant opportunities in our existing markets.  We plan to continue to monitor the broader economic environment, and based on future changes, as well as our future operating performance, will determine the appropriate time to enter new markets.

Competitive Strengths

Even though we face substantial existing and prospective competition, we believe that we have a number of competitive advantages that will allow us to retain existing customers and attract new customers over time.

Reliability.  As compared to cellular, cable and DSL networks that generally rely on infrastructure originally designed for non-broadband purposes, our network was designed specifically to support wireless broadband services. We also connect the customer to our Wireless Ring in the Sky, which has no single point of failure. This ring is fed by multiple lead Internet providers located at opposite ends of our service cities and connected to our national ring which is fed by multiple leading carriers. We believe that we are the only wireless broadband provider that offers true separate egress for true redundancy. With DSL and cable offerings, all wires are rendered dead by one backhoe swipe or switch failure. Our Wireless Ring in the Sky is backhoe-proof and weather-proof. As a result of these factors, our network has historically experienced reliability rates of approximately 99%.

Value.  We own our entire network, which enables us to price our services lower than most of our competitors. Specifically, we are able to offer competitive prices because we do not have to buy a local loop charge from the telephone company.

Efficient Economic Model. Our economic model is characterized by low fixed capital and operating expenditures relative to other wireless and wireline broadband service providers. We own our entire network, thereby dispensing with the costs involved in using lines owned by telephone or cable companies. Our system is expandable and covers an area up to several miles away from each tower which enables us to realize incremental savings in our build-out costs as our customer base grows.

Experienced Management Team.  We have an experienced executive management team with more than 60 years combined experience as company leaders.  Our President and Chief Executive Officer, Jeffrey M. Thompson, is a founder of the Company and has more than 20 years experience in the data communications industry.  Our Chief Financial Officer, Joseph P. Hernon, has been the chief financial officer for three publicly traded companies. Our Chief Revenue Officer, Mel Yarbrough, has more than 20 years experience leading internal sales organizations.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below and other information contained in this prospectus, including our financial statements and related notes before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In that case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Relating to Our Business

We may be unable to successfully execute any of our identified business opportunities or other business opportunities that we determine to pursue.

In order to pursue business opportunities, we will need to continue to build our infrastructure and operational capabilities. Our ability to do any of these successfully could be affected by any one or more of the following factors:

•	the ability of our equipment, our equipment suppliers or our service providers to perform as we expect;

•	the ability of our services to achieve market acceptance;

•	our ability to execute our business strategy, which could be affected by our limited experience in providing fixed, high-speed wireless broadband services;

•	our ability to manage our third party relationships effectively;

•	our ability to negotiate acceptable agreements to secure suitable locations for our equipment, such as desirable rooftop antenna lease locations;

•	our ability to manage the expansion of our operations and any acquisitions we may make, which could result in increased costs, high employee turnover or damage to customer relationships;

•	our ability to attract and retain qualified personnel, which may be affected by the significant competition in our industry for persons experienced in network operations and engineering;

•	equipment failure or interruption of service, which could adversely affect our reputation and our relations with our customers;

•	our ability to accurately predict and respond to the rapid technological changes in our industry and the evolving demands of the markets we serve;

•	our ability to raise substantial additional capital to fund our growth; and

•	our ability to successfully expand into new markets.

Our failure to adequately address any one or more of the above factors could have a significant impact on our ability to implement our business plan and our ability to pursue other opportunities that arise, which might negatively affect our business.

We depend on the continued availability of leases or licenses for our communications equipment.

We have constructed proprietary networks in each of the markets we serve by installing antennae on rooftops, cellular towers and other structures pursuant to lease or license agreements to send and receive wireless signals necessary for our network. We typically seek five year initial terms for our leases with three to five year renewal options. Such renewal options are generally exercisable at our discretion before the expiration of the current term. If these leases are terminated or if the owners of these structures are unwilling to continue to enter into leases or licenses with us in the future, we would be forced to seek alternative arrangements with other providers. If we are unable to continue to obtain or renew such leases on satisfactory terms, our business would be harmed.

Our business depends on a strong brand, and if we do not maintain and enhance our brand, our ability to attract and retain customers may be impaired and our business and operating results may be harmed.

We believe that our brand is a critical part of our business. Maintaining and enhancing our brand may require us to make substantial investments with no assurance that these investments will be successful. If we fail to promote and maintain the “Towerstream” brand, or if we incur significant expenses in this effort, our business, prospects, operating results and financial condition may be harmed. We anticipate that maintaining and enhancing our brand will become increasingly important, difficult and expensive.

We may pursue acquisitions that we believe complement our existing operations but which involve risks that could adversely affect our business.

Acquisitions involve risks that could adversely affect our business, including the diversion of management time from operations and difficulties integrating the operations and personnel of acquired companies. In addition, any future acquisitions could result in significant costs, the incurrence of additional debt or the issuance of equity securities to fund the acquisition, and the assumption of contingent or undisclosed liabilities, all of which could materially adversely affect our business, financial condition and results of operations.

In connection with any future acquisition, we generally will seek to minimize the impact of contingent and undisclosed liabilities by obtaining indemnities and warranties from the seller. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or for other reasons.

We have a history of operating losses and expect to continue incurring losses for the foreseeable future.

Our current business was launched in 1999 and has incurred losses in each year of operation. Prior to our merger in January 2007, Towerstream operated as an S corporation. The accumulated deficit of the S corporation as of December 31, 2006 was $8,213,002. Concurrently with our merger, we elected to operate as a C corporation, and reported a net loss of $8,501,725 in 2007. As of December 31, 2007, our accumulated deficit was $8,501,725, which included a recapitalization adjustment to eliminate the S corporation deficit. In 2008, we recorded a net loss of $13,377,419.  During the first six months of 2009, we recorded a net loss of $4,515,679.  We cannot anticipate when, if ever, our operations will become profitable. We may incur additional losses as we expand our sales and marketing activities, develop our network, expand our markets, undertake acquisitions, acquire spectrum and pursue our business strategy. We intend to invest significantly in our business before we expect cash flow from operations to be adequate to cover our operating expenses.

If we are unable to execute our business strategy and grow our business, either as a result of the risks identified in this section or for any other reason, our business, prospects, financial condition and results of operations will be adversely affected.

We have a large cash and cash equivalent position and in light of the recent market turmoil among financial institutions and related liquidity issues, we may be at risk of being uninsured for a large portion of such assets or having timing problems accessing such assets.

The recent market turmoil, including the failure or insolvency of several large financial institutions and the credit crunch affecting the short-term debt markets, has caused liquidity problems for companies and institutions across the country.  As of June 30, 2009, we had approximately $20.2 million in cash and cash equivalents with one large financial banking institution. Although the present regulatory response in the United States for when a large institution becomes insolvent generally has been to have the failing institution merge or transfer assets to more solvent entities, thereby avoiding failures, it is possible that any financial institution could become insolvent or fail.  At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. If the institution at which we have placed our funds were to become insolvent or fail, we could be at risk for losing a substantial portion of our cash deposits, or incur significant time delays in obtaining access to such funds. In light of the limited amount of federal insurance for deposits, even if we were to spread our cash assets among several institutions, we would remain at risk for the amount not covered by insurance.

The global economic crisis could have a material adverse effect on our liquidity and capital resources.

The recent distress in the financial markets has resulted in extreme volatility in security prices and diminished liquidity and credit availability, and there can be no assurance that our liquidity will not be affected by changes in the financial markets and the global economy or that our capital resources will at all times be sufficient to satisfy our liquidity needs. Although we believe that cash provided by operations and our cash and cash equivalents currently on hand will provide us with sufficient liquidity through the current credit crisis, tightening of the credit markets could make it more difficult for us to access funds, refinance our existing debt, enter into agreements for new debt or obtain funding through the issuance of our securities.

In addition, the current credit crisis is having a significant negative impact on businesses around the world, and the impact of this crisis on our major suppliers cannot be predicted. The inability of key suppliers to access liquidity, or the insolvency of key suppliers, could lead to delivery delays or failures.

Our business may require additional capital for continued growth, and our growth may be slowed if we do not have sufficient capital.

The continued growth and operation of our business may require additional funding for working capital, debt service, the enhancement and upgrade of our network, the build-out of infrastructure to expand our coverage, possible acquisitions, and possible bids to acquire spectrum licenses. In addition, we must use a portion of our cash flows from operations and other available cash to make payments of principal and interest on our debt, thereby reducing funds that could be available for other purposes such as working capital, the enhancement and upgrade of our network, the build-out of infrastructure to expand our coverage, possible acquisitions and possible bids to acquire spectrum licenses. We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the market price at the time of such issuance. Similarly, we may seek additional debt financing, and may be forced to incur significant interest expense. If we cannot secure sufficient funding, we may be forced to forego strategic opportunities or delay, scale back or eliminate network deployments, operations, acquisitions, spectrum bids and other investments.

Our debt and restrictive debt covenants could limit our financing options and liquidity position, which would limit our ability to grow our business.

In January 2007, we issued 8% senior convertible debentures, due December 31, 2009, in an aggregate principal amount of $3,500,000 convertible at a fixed conversion price of $2.75 per share. On January 4, 2008, a debenture holder converted $750,000 of senior convertible debentures into common stock at a conversion price of $2.75 per share resulting in the issuance of 272,727 shares of common stock. As of June 30, 2009, $2,750,000 of principal remained outstanding under the 8% senior convertible debentures. The terms of our debt could have negative consequences to the holders of our common stock.

Covenants in the securities purchase agreement governing our 8% senior convertible debentures impose operating and financial restrictions on us for so long as 85% of the original principal amount of the convertible debentures remain outstanding, or $2,975,000. For so long as these covenants are applicable, these restrictions prohibit or limit our ability, and the ability of our subsidiaries, to, among other things:

•	pay cash dividends to our stockholders;

•	incur additional debt;

•	permit liens on or conduct sales of assets; and

•	engage in transactions with affiliates.

These restrictions may limit our ability to obtain additional financing, withstand downturns in our business and take advantage of business opportunities. Moreover, we may seek additional debt financing on terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

Many of our competitors are better established and have resources significantly greater than we have, which may make it difficult to attract and retain customers.

The market for broadband and related services is highly competitive, and we compete with several other companies within each of our markets. Many of our competitors are well established with larger and better developed networks and support systems, longer-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. Our competitors may subsidize competing services with revenue from other sources and thus, may offer their products and services at prices lower than ours. Our competitors may also reduce the prices of their services significantly or may offer broadband connectivity packaged with other products or services. We may not be able to reduce our prices or otherwise combine our services with other products or services which may make it more difficult to attract and retain customers. In addition, new competitors may emerge for our primarily commercial and business customer base from businesses primarily engaged in providing residential services to consumers.

       We expect existing and prospective competitors to adopt technologies or business plans similar to ours, or seek other means to develop services competitive with ours, particularly if our services prove to be attractive in our target markets. This competition may make it difficult to attract and retain customers.

We may experience difficulties in constructing, upgrading and maintaining our network which could adversely affect customer satisfaction, increase customer turnover and reduce our revenues.

Our success depends on developing and providing products and services that give customers high quality Internet connectivity. If the number of customers using our network and the complexity of our products and services increase, we will require more infrastructure and network resources to maintain the quality of our services. Consequently, we may be required to make substantial investments to construct and improve our facilities and equipment, and to upgrade our technology and network infrastructure. If we do not implement these developments successfully, or if we experience inefficiencies, operational failures or unforeseen costs during implementation, the quality of our products and services could decline.

We may experience quality deficiencies, cost overruns and delays in implementing our network improvements and expansion, in maintenance and upgrade projects, including the portions of those projects not within our control or the control of our contractors. Our network requires the receipt of permits and approvals from numerous governmental bodies, including municipalities and zoning boards. Such bodies often limit the expansion of transmission towers and other construction necessary for our business. Failure to receive approvals in a timely fashion can delay system rollouts and raise the cost of completing projects. In addition, we typically are required to obtain rights from land, building or tower owners to install our antennae and other equipment to provide service to our customers. We may not be able to obtain, on terms acceptable to us, or at all, the rights necessary to construct our network and expand our services.

We also face challenges in managing and operating our network. These challenges include operating, maintaining and upgrading network and customer premise equipment to accommodate increased traffic or technological advances, and managing the sales, advertising, customer support, billing and collection functions of our business while providing reliable network service at expected speeds and quality. Our failure in any of these areas could adversely affect customer satisfaction, increase customer turnover or churn, increase our costs and decrease our revenues.

If we do not obtain and maintain rights to use licensed spectrum in one or more markets, we may be unable to operate in these markets which could negatively impact our ability to execute our business strategy. To the extent we secure licensed spectrum, we face increased operational costs, greater regulatory scrutiny and may become subject to arbitrary government decision making.

Since we provide our services in some markets by using licensed spectrum, we must secure and maintain sufficient rights to use licensed spectrum by obtaining licenses or long-term leases in those markets. Obtaining licensed spectrum can be a long and difficult process that can be costly and require a disproportionate amount of our management resources, and may require us to incur significant debt or secure additional capital. We may not be successful in our efforts to secure financing and may not be deemed a qualified bidder due to our small size or our creditworthiness, or be able to acquire, lease or maintain the spectrum necessary to execute our strategy.

Licensed spectrum, whether owned or leased, poses additional risks, including:

•	inability to satisfy build-out or service deployment requirements upon which spectrum licenses or leases are, or may be, conditioned;

•	increases in spectrum acquisition costs or complexity;

•	competitive bids, pre-bid qualifications and post-bid requirements for spectrum acquisitions, in which we may not be successful leading to, among other things, increased competition;

•	adverse changes to regulations governing spectrum rights;

•	the risk that acquired or leased spectrum will not be commercially usable or free of damaging interference from licensed or unlicensed operators in our or adjacent bands;

•	contractual disputes with, or the bankruptcy or other reorganization of, the license holders, which could adversely affect control over the spectrum subject to such licenses;

•	failure of the FCC or other regulators to renew spectrum licenses as they expire; and

•	invalidation of authorization to use all or a significant portion of our spectrum.

In a number of markets we utilize unlicensed spectrum which is subject to intense competition, low barriers of entry and slowdowns due to multiple users.

We presently utilize unlicensed spectrum in connection with our service offerings. Unlicensed or “free” spectrum is available to multiple users and may suffer bandwidth limitations, interference and slowdowns if the number of users exceeds traffic capacity. The availability of unlicensed spectrum is not unlimited and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum that we currently or may in the future utilize, threatening our ability to reliably deliver our services. Moreover, the prevalence of unlicensed spectrum creates low barriers of entry in our business, creating the potential for heightened competition.

Interruption or failure of our information technology and communications systems could impair our ability to provide services which could damage our reputation and adversely affect our operating results.

Our services depend on the continuing operation of our information technology and communications systems. We have experienced service interruptions in the past and may experience service interruptions or system failures in the future. Any unscheduled service interruption adversely affects our ability to operate our business and could result in an immediate loss of revenues. If we experience frequent or persistent system or network failures, our reputation could be permanently harmed. We may need to make significant capital expenditures to increase the reliability of our systems, however, these capital expenditures may not achieve the results we expect.

Excessive customer churn may adversely affect our financial performance by slowing customer growth, increasing costs and reducing revenues.

The successful implementation of our business plan depends upon controlling customer churn. Customer churn is a measure of customers who stop using our services. Customer churn could increase as a result of:

•	billing errors and/or general reduction in the quality of our customer service;

•	interruptions to the delivery of services to customers over our network;

•
the availability of competing technology, such as cable modems, DSL, third-generation or fourth-generation cellular, satellite, wireless Internet service and other emerging technologies, some of which may be less expensive or technologically superior to those offered by us;

•	promotions and new marketing or sales incentives; and

•	new competitors entering the markets in which we offer service.

An increase in customer churn can lead to slower customer growth, increased costs and a reduction in revenues.

If our strategy is unsuccessful, we will not be profitable and our stockholders could lose their investment.

There is no track record for companies pursuing our strategy. Many fixed wireless companies have failed and there is no guarantee that our strategy will be successful or profitable. If our strategy is unsuccessful, the value of our company may decrease and our stockholders could lose their investment.

We may not be able to effectively control and manage our growth which would negatively impact our operations.

If our business and markets continue to grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product and service offerings, and in integrating acquired businesses. Such events would increase demands on our existing management, workforce and facilities. Failure to satisfy increased demands could interrupt or adversely affect our operations and cause backlogs and administrative inefficiencies.

The success of our business depends on the continuing contributions of key personnel and our ability to attract, train and retain highly qualified personnel.

We are highly dependent on the continued services of our key personnel. On December 21, 2007, we entered into a two-year employment agreement with Jeffrey M. Thompson, our President and Chief Executive Officer. Other key personnel include Joseph P. Hernon, Chief Financial Officer, and Mel Yarbrough, Chief Revenue Officer.  We cannot guarantee that any of these persons will stay with us for any definite period. Loss of the services of any of these individuals could adversely impact our operations. We do not maintain policies of “key man” insurance on our executives.

In addition, we must be able to attract, train, motivate and retain highly skilled and experienced technical employees in order to operate successfully and to introduce our services in new markets and grow our business in existing markets. Qualified employees often are in great demand and may be unavailable in the time frame required to satisfy our business requirements or in locations in which we do business. We may not be able to attract and retain sufficient numbers of skilled employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates of compensation could impair our ability to successfully grow our business and retain our existing customer base.

Any acquisitions we make could result in integration difficulties that could lead to substantial costs, delays or other operational or financial difficulties.

We may seek to expand by acquiring competing businesses, including those operating in our current business markets or those operating in other geographic markets. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required. We expect to encounter competition for acquisitions which may limit the number of potential acquisition opportunities and may lead to higher acquisition prices. We may not be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, without substantial costs, delays or other operational or financial difficulties.

In addition, acquisitions involve a number of other risks, including:

•	failure of the acquired businesses to achieve expected results;

•	diversion of management’s attention and resources to acquisitions;

•	failure to retain key customers or personnel of the acquired businesses;

•	disappointing quality or functionality of acquired equipment and personnel; and

•	risks associated with unanticipated events, liabilities or contingencies.

Client dissatisfaction with, or performance problems of, a single acquired business could negatively affect our reputation. The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies could prevent us from successfully managing our business. We may be required to issue our securities in connection with an acquisition purchase price or as compensation for acquired personnel which could result in dilution, unfavorable accounting treatment or one-time charges.

Our inability to obtain capital,  internally generate cash, secure additional debt financing, or use shares of our stock to finance future acquisitions could impair the growth and expansion of our business.

The extent to which we will be able or willing to use shares of our stock to consummate acquisitions will depend on (i) the market value of our securities which will vary, (ii) liquidity, which is presently limited, and (iii) the willingness of potential sellers to accept shares of our stock as full or partial payment for their business. Using shares of our stock for this purpose may result in significant dilution to existing stockholders. To the extent that we are unable to use stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital through debt or equity financings. We may not be able to obtain the necessary capital to finance any acquisitions. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of expansion or redirect resources committed to internal purposes. Our failure to use shares of our stock to make future acquisitions may hinder our ability to actively pursue our acquisition program.

We rely on a limited number of third party suppliers that manufacture network equipment, and install and maintain our network sites. If these companies fail to perform or experience delays, shortages or increased demand for their products or services, we may face shortage of components, increased costs, and may be required to suspend our network deployment and our product and service introduction.

We depend on a limited number of third party suppliers to produce and deliver products required for our networks. We also depend on a limited number of third parties to install and maintain our network facilities. We do not maintain any long term supply contracts with these manufacturers. If a manufacturer or other provider does not satisfy our requirements, or if we lose a manufacturer or any other significant provider, we may have insufficient network equipment for delivery to customers and for installation or maintenance of our infrastructure, and we may be forced to suspend the deployment of our network and enrollment of new customers, thus impairing future growth.

If our data security measures are breached, customers may perceive our network and services as not secure, which may adversely affect our ability to attract and retain customers and expose us to liability.

Network security and the authentication of a customer’s credentials are designed to protect unauthorized access to data on our network. Because techniques used to obtain unauthorized access to or to sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome our encryption and security systems, and obtain access to data on our network, including on a device connected to our network. In addition, because we operate and control our network and our customers’ Internet connectivity, unauthorized access or sabotage of our network could result in damage to our network and to the computers or other devices used by our customers. An actual or perceived breach of network security, regardless of whether the breach is our fault, could harm public perception of the effectiveness of our security measures, adversely affect our ability to attract and retain customers, expose us to significant liability and adversely affect our business prospects.

In providing our services we could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we do not prevail, could also cause us to pay substantial damages and prohibit us from selling our services.

Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including damages for past infringement if it is ultimately determined that our services infringe a third party’s proprietary rights. Further, we may be prohibited from selling or providing some of our services before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties or licensing fees. Even if claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our business to be harmed and our stock price to decline.

Risks Relating to Our Industry

An economic or industry slowdown may materially and adversely affect our business.

Slowdowns in the economy or in the wireless or broadband industry may impact demand for wireless or broadband services, thereby reducing demand for our services, or negatively impact other businesses or industries, thereby reducing demand for our services by causing others to delay or abandon implementation of new systems and technologies, including wireless broadband services. Further, the war on terrorism, the threat of additional terrorist attacks, the political and economic uncertainties resulting therefrom and other unforeseen events may impose additional risks upon and adversely affect the wireless or broadband industry, and our business.

The industry in which we operate is continually evolving which makes it difficult to evaluate our future prospects and increases the risk of an investment in our securities. Our services may become obsolete and we may not be able to develop competitive products or services on a timely basis or at all.

The broadband and wireless services industries are characterized by rapid technological change, competitive pricing, frequent new service introductions, and evolving industry standards and regulatory requirements. We believe that our success depends on our ability to anticipate and adapt to these challenges and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties associated with our reliance on technological development, such as:

•	competition from service providers using more traditional and commercially proven means to deliver similar or alternative services;

•	competition from new service providers using more efficient, less expensive technologies, including products not yet invented or developed;

•	uncertain customer acceptance;

•	realizing economies of scale;

•	responding successfully to advances in competing technologies in a timely and cost-effective manner;

•	migration toward standards-based technology, requiring substantial capital expenditures; and

•	existing, proposed or undeveloped technologies that may render our wireless broadband services less profitable or obsolete.

As the services offered by us and our competitors develop, businesses and consumers may not accept our services as a commercially viable alternative to other means of delivering wireless broadband services. As a result, our services may become obsolete and we may be unable to develop competitive products or services on a timely basis, or at all.

We are subject to extensive regulation that could limit or restrict our activities. If we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, and past due fees and interest which may adversely affect our financial condition and results of operations.

Our business, including the acquisition, lease, maintenance, and use of spectrum licenses, is extensively regulated by federal, state and local governmental authorities. A number of federal, state and local privacy, security, and consumer laws also apply to our business. These regulations and their application are subject to continual change as new legislation, regulations or amendments to existing regulations are adopted from time to time by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. Current regulations directly affect the breadth of services we are able to offer and may impact the rates, terms and conditions of our services. Regulation of companies that offer competing services such as cable and DSL providers, and telecommunications carriers also affects our business.

We believe that we are not required to register with the Universal Service Administrative Company (“USAC”) as a seller of telecommunications, nor are we required to collect universal service funds (“USF Fees”) from our customers or to pay USF Fees directly. It is possible, however, that the Federal Communications Commission (“FCC”) may assert that we are a seller of telecommunications and that we are required to register and pay USF Fees on some or all of our gross revenues. Although we would contest any such assertion, we could become obligated to pay USF Fees, interest and penalties to USAC with respect to our gross revenues, past and/or future, from providing telecommunications services, and we may be unable to retroactively bill our customers for past USF Fees.

In addition, the FCC or other regulatory authorities may in the future restrict our ability to manage customers’ use of our network, thereby limiting our ability to prevent or address customers’ excessive bandwidth demands. To maintain the quality of our network and user experience, we may manage the bandwidth used by our customers’ applications, in part by restricting the types of applications that may be used over our network. If the FCC or other regulatory authorities were to adopt regulations that constrain our ability to employ bandwidth management practices, excessive use of bandwidth-intensive applications would likely reduce the quality of our services for all customers. Such decline in the quality of our services could harm our business.

The breach of a license or applicable law, even if inadvertent, can result in the revocation, suspension, cancellation or reduction in the term of a license or the imposition of fines. In addition, regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we already have rights to licensed spectrum. In order to promote competition, licenses may also require that third parties be granted access to our bandwidth, frequency capacity, facilities or services. We may not be able to obtain or retain any required license, and we may not be able to renew a license on favorable terms, or at all.

Wireless broadband services may become subject to greater state or federal regulation in the future. The scope of the regulations that may apply to companies like us and the impact of such regulations on our competitive position are presently unknown and could be detrimental to our business and prospects.

Risks Relating to Our Organization

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Our officers and directors own a substantial amount of our common stock and, therefore, exercise significant control over our corporate governance and affairs which may result in their taking actions with which other shareholders do not agree.

Our executive officers and directors, and entities affiliated with them, control approximately 23% of our outstanding common stock (including exercisable stock options held by them). These shareholders, if they act together, may be able to exercise substantial influence over the outcome of all corporate actions requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which other shareholders do not agree. This concentration of ownership may also have the effect of delaying or preventing a change in control which might be in other shareholders’ best interest but which might negatively affect the market price of our common stock.

We are subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, and the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting and to obtain a report by our independent auditors addressing these assessments for the fiscal year ending December 31, 2009 and thereafter. These reporting and other obligations will place significant demands on our management, administrative, operational, internal audit and accounting resources. We anticipate that we may need to (i) upgrade our systems, (ii) implement additional financial and management controls, reporting systems and procedures, (iii) implement an internal audit function and (iv) hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

Risks Relating to This Offering

We may fail to qualify for continued listing on NASDAQ which could make it more difficult for investors to sell their shares.

Our common stock is traded on The NASDAQ Capital Market. There can be no assurance that trading of our common stock on the NASDAQ Capital Market will be sustained or that we can meet NASDAQ’s continued listing standards. In the event that our common stock fails to qualify for continued inclusion, our common stock could thereafter only be quoted on the OTC Bulletin Board or quoted on the “pink sheets.” Under such circumstances, shareholders may find it more difficult to dispose of, or to obtain accurate quotations, for our common stock, and our common stock would become substantially less attractive to certain purchasers such as financial institutions, hedge funds and other similar investors.

Our common stock may be affected by limited trading volume and price fluctuations, each of which could adversely impact the value of our common stock.

There has been limited trading in our common stock and there can be no assurance that an active trading market in our common stock will continue or be maintained. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on an investment in our common stock may be limited to the value of the stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on a shareholder’s investment will only occur if our stock price appreciates.

Although our common stock is presently trading above the NASDAQ Capital Market minimum bid price for continued listings, we could be at risk of a delisting in the future.

Under the rules of The NASDAQ Capital Market, we must maintain a minimum bid price of $1.00 for our common stock.  If our stock trades for 30 consecutive business days below the $1.00 minimum closing bid price requirement, we can be issued a deficiency notice imposing a "compliance period" (180 calendar days) to regain compliance with the minimum bid requirement.

Our stock price had not met the minimum bid requirement of NASDAQ during 2008 and as of December 31, 2008, we had a closing price of $0.69 per share.  NASDAQ had temporarily suspended the minimum bid price requirement through July 31, 2009 for all of its listed companies. As of July 31, 2009, our stock price had a closing price of $1.56 and as of August 3, 2009, our stock had a closing price of $1.61.  Although our common stock is presently trading above $1.00 per share, it is possible that we could receive notice of failure to comply if our stock trades at less than $1.00 for 30 consecutive business days. If we receive a delisting notice and our stock price fails to trade above $1.00 per share during any compliance period or extension, our common stock could be delisted from trading on The NASDAQ Capital Market and thereafter our stock may not be traded on any national securities exchange and may only be quoted on the OTC Bulletin Board, or the pink sheets.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulations. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•
We are an early stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future. As of December 31, 2008, our accumulated deficit was $21,879,144. For the six months ended June 30, 2009, we recorded a net loss of $4,515,679.

•
Our business plan may require us to raise additional financing both in the near term and over the next five years or more and we intend to invest significantly in our business before we expect to generate cash flow from operations adequate to cover our anticipated expenses. If we are unable to obtain additional debt or equity financing, our business, prospects, financial condition and results of operations may be adversely affected.

•
Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for us to attract and retain subscribers.

•	Interruption or failure of our information technology and communications systems could impair our ability to provide our services, which could damage our reputation and harm our operating results.

•	Our business is subject to rapid changes in technology and if we fail to respond to technological developments, our business may be adversely affected.

•	The successful implementation of our business plan depends upon controlling customer churn.

•
Since January 2007, we have borrowed $3.5 million. As of June 30, 2009, approximately $2.8 million of such indebtedness remains outstanding. Our indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Management collectively controls a substantial amount of our common stock, and may have, or may develop in the future, interests that may diverge from yours.

•	Future sales of large blocks of our common stock may adversely impact our stock price.

You should review carefully the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the reoffer and resale of the shares of common stock by the selling stockholders. We will receive the exercise price of any options that may be issued under the 2008 Non-Employee Directors Compensation Plan when such options, if any, are exercised by the holders thereof. Such proceeds will be used for working capital purposes.

SELLING STOCKHOLDERS

This prospectus relates to the reoffer and resale of (i) shares of our common stock underlying options granted under the 2008 Non-Employee Directors Compensation Plan to selling stockholders who are deemed to be affiliates of ours, and (ii) shares of common stock underlying options or restricted shares of common stock that may be issued to individuals in the future under the 2008 Non-Employee Directors Compensation Plan who are deemed to be affiliates of ours.  We will file a prospectus supplement in the event of future issuances under the 2008 Non-Employee Directors Compensation Plan, which supplement will include the names of the recipients and the amounts of securities to be reoffered.

The following table sets forth (i) the number of shares of our common stock beneficially owned by the selling stockholder on the date hereof, (ii) the number of shares of our common stock to be offered for resale by the selling stockholder in this offering, and (iii) the number and percentage of shares of our common stock to be held by the selling stockholder, after completion of this offering.

Name	Shares of Common Stock Owned Prior to the Offering (1)		Shares of Common Stock to be Sold		Shares of Common Stock Owned After the Offering		Percentage of Common Stock Owned After the Offering(2)

Philip Urso	4,177,361	(4)	50,000	(3)	4,127,361	(8)	11.8%
Howard L. Haronian	1,082,690	(5)	50,000	(3)	1,032,690	(9)	3.0%
William Bush	113,333	(6)	50,000	(3)	63,333	(10)	*
Paul Koehler	106,667	(7)	50,000	(3)	56,667	(11)	*

*	Less than 1%

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Based upon 34,609,319 shares of common stock outstanding on August 3, 2009.

(3)	Consists of shares of common stock underlying options that are currently exercisable.

(4)	Includes options to purchase 458,719 shares of our common stock that are exercisable within 60 days of the date of this prospectus.

(5)	Includes options to purchase 133,359 shares of our common stock that are exercisable within 60 days of the date of this prospectus.

(6)	Includes options to purchase 108,333 shares of our common stock that are exercisable within 60 days of the date of this prospectus.

(7)	Includes options to purchase 106,667 shares of our common stock that are exercisable within 60 days of the date of this prospectus.

(8)	Includes options to purchase 408,719 shares of our common stock that are exercisable within 60 days of the date of this prospectus.

(9)	Includes options to purchase 83,359 shares of our common stock that are exercisable within 60 days of the date of this prospectus.

(10)	Includes options to purchase 58,333 shares of our common stock that are exercisable within 60 days of the date of this prospectus.

(11)	Includes options to purchase 56,667 shares of our common stock that are exercisable within 60 days of the date of this prospectus.

PLAN OF DISTRIBUTION

We are registering 1,000,000 shares of restricted common stock granted under the 2008 Non-Employee Directors Compensation Plan for resale by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of such shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. Sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on such exchanges or systems or in the over-the-counter market;
•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	any combination of any such methods of sale; and
•	any other method permitted by applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered by the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement that we entered into with the selling stockholders. However, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8 with the Securities and Exchange Commission (“SEC”) for our common stock offered in this offering. This prospectus does not contain all the information set forth in the Registration Statement. You should refer to the Registration Statement and our other SEC filings incorporated by reference therein and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits to the Registration Statement and our other SEC filings incorporated by reference therein for copies of the actual contracts, agreements or other documents.

The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding us. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC’s website at www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents filed by Towerstream Corporation (“Towerstream”, “we” or “our”) with the Securities and Exchange Commission are incorporated by reference in this registration statement on Form S-8 (the “Registration Statement”):

(1)	Annual Report on Form 10-K for the year ended December 31, 2008, filed March 18, 2009;
(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed May 6, 2009;
(3)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed August 5, 2009;
(4)	Current Report on Form 8-K, filed May 6, 2009;
(5)	Current Report on Form 8-K, filed May 7, 2009;
(6)	Current Report on Form 8-K/A, filed May 28, 2009;
(7)	Current Report on Form 8-K, filed June 10, 2009;
(8)	Current Report on Form 8-K, filed August 5, 2009; and
(9)	Description of Common Stock in our Registration Statement on Form 8-A, filed June 6, 2007.

In addition, all documents filed by Towerstream with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents with the Securities and Exchange Commission. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and By-laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

Item 7.	Exemption from Registration Claimed.

Up to 1,000,000 shares of common stock being registered pursuant to this Registration Statement may be issued under the 2008 Non-Employee Directors Compensation Plan. The 200,000 shares already issued were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Item 8.	Exhibits.

Exhibit No.	Description

4.1
Composite Certificate of Incorporation of Towerstream Corporation (incorporated herein by reference to Exhibit 4.1 to Towerstream’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on May 30, 2008)

4.2	By-laws (incorporated herein by reference to Exhibit 3.2 to Towerstream’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2007)

4.3
Amendment No. 1 to the By-Laws of Towerstream Corporation (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on August 30, 2007)

4.4
2008 Non-Employee Directors Compensation Plan (incorporated herein by reference to Annex A to Towerstream’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on July 18, 2008)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

23.1	Consent of Marcum LLP

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

Item 9.	Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of Rhode Island, on this 7th day of August, 2009.

TOWERSTREAM CORPORATION

By:	/s/ Jeffrey M. Thompson
Jeffrey M. Thompson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey M. Thompson as his true and lawful attorney-in-fact with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Jeffrey M. Thompson	Director and Chief Executive Officer	August 7, 2009
Jeffrey M. Thompson	(President and Principal Executive Officer)

/s/ Joseph P. Hernon	Chief Financial Officer	August 7, 2009
Joseph P. Hernon	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Philip Urso	Director - Chairman of the Board of Directors	August 7, 2009
Philip Urso

/s/ Howard L. Haronian, M.D.	Director	August 7, 2009
Howard L. Haronian, M.D.

/s/ William J. Bush	Director	August 7, 2009
William J. Bush

/s/ Paul Koehler	Director	August 7, 2009
Paul Koehler

EXHIBIT INDEX

Exhibit No.	Description

4.1
Composite Certificate of Incorporation of Towerstream Corporation (incorporated herein by reference to Exhibit 4.1 to Towerstream’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on May 30, 2008)

4.2	By-laws (incorporated herein by reference to Exhibit 3.2 to Towerstream’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 19, 2007)

4.3
Amendment No. 1 to the By-Laws of Towerstream Corporation (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on August 30, 2007)

4.4
2008 Non-Employee Directors Compensation Plan (incorporated herein by reference to Annex A to Towerstream’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on July 18, 2008)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

23.1	Consent of Marcum LLP

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)